Exhibit 99.1

One Franklin Plaza

Burlington, NJ 08016-4907

CONTACT:	Frank A. Musto Vice President Chief Financial Officer 609-386-2500

FOR IMMEDIATE RELEASE

FRANKLIN ELECTRONIC PUBLISHERS REPORTS

STRONG YEAR ON YEAR RESULTS

BURLINGTON, NEW JERSEY – June 9, 2008 – Franklin Electronic Publishers, Incorporated (AMEX:FEP), a world leader in electronic handheld information, today reported a $5,715,000 improvement in results of operations resulting in net income of $2,535,000, or $0.31 per share, for the fiscal year ended March 31, 2008 from a net loss in the prior year of $3,180,000, or $0.39 per share. Sales for the fiscal year increased by $4,868,000, or 9%, to $57,081,000 compared with $52,213,000 reported last year. Each operating division contributed increased sales year on year, with the largest increase reported by the Company’s European business operations, followed by the Company’s Australian subsidiary. Overseas sales benefited from the weaker U.S. dollar, primarily in contrast to the euro. Gross margin contribution increased by 4% to 50%, up from the 46% reported last year. The lower gross margin percentage in the prior year resulted from mark down allowances for some under performing SKU’s, promotion allowances granted to certain customers in North America, higher software amortization associated with the release of certain new products, and inventory valuation provisions primarily related to one product.

Total revenue for the fiscal year ended March 31, 2008 of $60,581,000 included $3,500,000 reflected as “other operating revenue” that the Company received from two distribution partners, Seiko Instruments, Inc. (SII) and Seiko U.K. Ltd. During the second quarter, the Company received $3,000,000 from SII in consideration for the elimination of minimum purchase commitments in the agreements under which SII distributes Franklin products in Japan and Franklin distributes SII products in the United States and Germany. During the fourth quarter of the fiscal year, Franklin entered into an agreement with Seiko U.K. Ltd. calling for a one-time payment of $500,000 to be made to Franklin in consideration for the extension of the distribution agreement under which Seiko U.K. Ltd. distributes Franklin products in the United Kingdom and Ireland. The benefit to net income for the fiscal year ended March 31, 2008 from these payments from SII and Seiko U.K. Ltd., after deducting related costs, was approximately $2,780,000. Such costs are reflected in operating expenses. Also, during the March quarter, the

Company recorded a charge against earnings in the amount of $421,000 as a result of the filing during the quarter by one of its customers for reorganization under Chapter 11 of the federal bankruptcy laws. Excluding the impacts of the SII/Seiko U.K. Ltd. payments and related expenses and the charge against earnings, the Company’s net income for the fiscal year would have been $176,000 or $0.02 per share.

For the quarter ended March 31, 2008, the Company experienced a net loss of $1,057,000, or $0.13 per share, compared with a net loss of $1,636,000, or $0.20 per share in last year’s quarter. Sales for the quarter ended March 31, 2008 increased by $410,000, or 4%, to $11,383,000 compared with sales of $10,973,000 for the same quarter last year.

Barry Lipsky, Franklin’s President and Chief Executive Officer, stated “Despite the challenging U.S. economic environment, I am pleased by the year over year improvement in earnings. I am particularly encouraged by the continued growth of our overseas operations in Europe and Australia where we have successfully focused on increasing our sales of localized products. We have continued to generate cash, ending the year with approximately $12,000,000 and our balance sheet remains debt free. Although fiscal 2009 will have its challenges, we are committed to maintaining our financial discipline and have reduced our U.S. workforce by approximately 10% in May 2008 to reduce our operating expenses. We are continuing our focus on the execution of our strategic initiatives and investing capital in ventures in which we expect to generate strong returns over the longer term.”

About Franklin

Franklin Electronic Publishers, Incorporated (AMEX:FEP) is a world leader in electronic handheld information, having sold more than 39,000,000 electronic books since 1986. Current titles available directly or through partners number more than 40,000 in sixteen languages under license from world class publishers, such as Merriam-Webster and HarperCollins, focused in five genres: Learning, Language Learning, Travel, Spiritual, and Leisure. The Company also licenses its underlying technology to an array of partners including Adobe, Sun Microsystems and Ademco (a division of Honeywell). Franklin distributes ROLODEX® Electronics branded organizers worldwide and SEIKO branded reference products in North and South America, Australia and the European Community. Franklin’s products are available at 45,000 retail outlets worldwide, through catalogs, and online at http://www.franklin.com.

ROLODEX® is a registered trademark of Berol Corporation, a subsidiary of Newell Rubbermaid Inc. SEIKO is a registered trademark of SEIKO Corporation.

Except for the historical information contained herein, the matters discussed throughout this release, including, but not limited to, those that are stated as Franklin’s belief or expectation or preceded by the word “should” are forward looking statements that involve risks to and uncertainties in Franklin’s business, including, among other things, the timely availability and acceptance of new electronic products and other risks and uncertainties that may be detailed from time to time in Franklin’s reports filed with the Securities and Exchange Commission.

FRANKLIN ELECTRONIC PUBLISHERS, INC.

(in thousands, except per share data)

	Twelve Months Ended March 31,
	2008	2007
Sales	$57,081	$52,213
Other Operating Revenue	3,500	—
Total Revenue	60,581	52,213
Gross Margin	31,921	23,892
Income (Loss) Before Income Taxes	2,772	(3,112)
Net Income (Loss)	2,535	(3,180)
Income (Loss) Per Common Share
Basic	$0.31	$(0.39)
Diluted	$0.30	$(0.39)
Weighted Average Common Shares
Basic	8,232	8,216
Diluted	8,454	8,216

	Three Months Ended March 31,
	2008	2007
Sales	$11,383	$10,973
Other Operating Revenue	500	—
Total Revenue	11,883	10,973
Gross Margin	6,533	4,923
Income (Loss) Before Income Taxes	(1,142)	(1,784)
Net Income (Loss)	(1,057)	(1,636)
Income (Loss) Per Common Share
Basic	$(0.13)	$(0.20)
Diluted	$(0.13)	$(0.20)
Weighted Average Common Shares
Basic	8,251	8,218
Diluted	8,424	8,218